APPROVAL OF THE 2003 STOCK OPTION/STOCK ISSUANCE

At the Meeting, our stockholders will be asked to vote upon a proposal to approve the 2003 Stock Option/Stock Issuance Plan (the "Plan").

Reasons for the Proposal

The Board believes that stock options and stock issuances are important to attract, retain and motivate persons who make, or are expected to make, important contributions to the Company. The purpose of the Plan is to further our growth and success by enabling our officers, employees, non-employee Board members and independent consultants to acquire shares of common stock, thereby increasing their personal interest in our growth and success and by providing a means of rewarding outstanding performance by these individuals. The Board believes that it is important that the Company have the incentive of stock options and stock issuances available as a means of attracting and retaining highly qualified and motivated personnel.

Equity Incentive Programs

The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. The principal features of each program are described below. The Board will have the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a primary committee of two or more Board members to make option grants to our executive officers, non-employee Board members or any other individuals. The Board may also appoint a secondary committee of one or more Board members to make option grants and stock issuances to individuals other than our executive officers and non-employee Board members. The term Plan Administrator, as used in this summary, will mean the Board, a primary committee or a secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. All grants under this program will be made in strict compliance with the express provisions of such programs.

Share Reserve

An aggregate of 2,500,000 shares of Common Stock are reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. The shares of Common Stock issuable under the Plan may be drawn from shares of our authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

Eligibility

Our officers and employees, non-employee Board members and independent consultants in our service or the service of our parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. As of July 31, 2003, six (6) executive officers, four (4) non-employee Board members and about seventy (70) other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs.

Valuation

The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date on the OTC Bulletin Board. On July 11, 2003, the fair market value per share determined on such basis was $0.04.

Discretionary Option Grant Program

The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten (10) years, and options will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. However, the shares acquired under those options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares. Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service. In addition, the Plan Administrator is authorized to grant stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program. Stock appreciation rights under the Discretionary Option Grant Program provide the holders with the right to surrender their options for an appreciation distribution. The amount of such distribution will be equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

Stock Issuance Program

Shares of Common Stock may be issued under the Stock Issuance Program at a price per share no less than fair market value unless otherwise determined by the Plan Administrator and for such valid consideration under applicable law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The Plan Administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances, the time or times when those issuances are to be made, the number of shares subject to each such issuance and the vesting schedule to be in effect for the stock issuance. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

General Provisions

Acceleration

In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless (i) the option is assumed by the successor corporation, (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the grant. In addition, all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable for all the option shares in the event the optionee's service with us or the successor entity is terminated (actually or constructively) within a designated period following an acquisition in which those options are assumed. The vesting of outstanding shares under the Stock Issuance Program may also be structured to accelerate upon similar terms and conditions. The Plan Administrator will have the discretion to structure one or more option grants under the Discretionary Option Grant Program so that those options will vest immediately upon (i) an acquisition, whether or not the options are to be assumed or (ii) upon a change in control (whether effected through the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our Board effected through one or more contested elections for Board membership) or a subsequent termination of the optionee's service within a designated period following the change in control. The Plan Administrator may also structure stock issuances under the Stock Issuance Program so that those issuances will immediately vest upon an acquisition or other change in control transaction. The acceleration of vesting in the event of a change in our ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Stockholder Rights and Option Transferability

No optionee will have any stockholder rights with respect to option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Generally, options are not assignable or transferable other than by will or the laws of inheritance following the optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options, to the extent permitted by the Plan Administrator, may be transferred or assigned during optionee's lifetime (i) as a gift to one or more members of the optionee's immediate family, to a trust in which the optionee and/or one or more such family members hold more than 50% of the beneficial interest, or to an entity in which more than 50% of the voting interests are owned by one or more such family members or (ii) under a domestic relations order.

Changes in Capitalization

In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase automatically each year, (iii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Plan or the outstanding options thereunder.

Financial Assistance

The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through a full-recourse interest-bearing promissory note, the terms of which shall be established by the Plan Administrator. However, the maximum amount of financing provided to any participant may not exceed the aggregate option exercise price or purchase price payable for the purchased shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have the company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

Amendment and Termination

The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Plan will terminate no later than August 26, 2013. Federal Income Tax Consequences Option Grants Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non- statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one
(1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. If the shares acquired upon exercise of the non-statutory option are unvested and subject to our repurchase in the event of the optionee's termination of service prior to vesting of those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances

The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

Accounting Treatment

Option grants under the Discretionary Option Grant with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have on our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis. Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest. On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, as subsequently modified on August 11, 1999, option grants made to non-employee consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares. Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

Stockholder Approval

The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the Plan. Should such stockholder approval not be obtained, then any stock options granted under the Plan on the basis of this increase will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made. Officers, directors and stockholders of the Company, owning in the aggregate more than 50% of our outstanding voting stock, have agreed, under certain voting agreements, to vote their shares in favor of this amendment to the Plan. Accordingly, the approval of this amendment is assured.